Exhibit 4.4

MODULAR MEDICAL, INC.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is dated   ______ _, 2020, by and between the undersigned identified on the Signature Page hereto (the “Investor”) and Modular Medical , Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company has authorized the sale and issuance of 2,000,000 preferred units (the “Preferred Units”), with each Preferred Unit consisting of (i) one share (a “Share”) of the Company’s 13% Series A Cumulative Redeemable Perpetual Preferred Stock with a $25.00 liquidation preference amount (the “Series A Preferred Stock”), and (ii) three (3) common stock purchase warrants, each to purchase one share of the Company’s common stock (the “Warrant Shares”), at an initial exercise price of $11.00 per share (the “Warrants” and together with the Shares and the Preferred Units, collectively, the “Purchased Securities”), at a public offering price of $25.00 per Preferred Unit (the “Purchase Price”);

WHEREAS, the sale of the Preferred Units (the “Offering”) is being made pursuant to an effective Registration Statement on Form S-1 (File No.  ) (as amended and/or supplemented from time to time, the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), by the Company with the U.S. Securities and Exchange Commission (the “Commission”);

WHEREAS, the Company and [name of Escrow Agent] (the “Escrow Agent”) have entered into an Escrow Agreement, dated ____ __, 2020 (the “Escrow Agreement”), pursuant to which the Escrow Agent has agreed to serve as the escrow agent in connection with the Offering;

WHEREAS, all funds for the purchase of Preferred Units in the Offering will prior to the closing of the Offering be deposited in a bank account at _____ (Account No.: _____) (the “Escrow Account”) maintained by the Escrow Agent;

WHEREAS, the Investor desires to purchase a certain amount of Preferred Units from the Company.

NOW, THEREFORE, in consideration of the foregoing and of the covenants contained herein, the sufficiency of which is hereby mutually accepted, the parties hereby agree as follows:

1.	Subscription.

(a)        Investor agrees to buy and the Company agrees to sell and issue to Investor such number of Preferred Units as set forth on the signature page hereto (the “Signature Page”), for an aggregate purchase price equal to the product of (x) the aggregate number of Preferred Units the Investor has agreed to purchase and (y) the Purchase Price.

(b)        The Preferred Units are being offered by the Company on a “reasonable best efforts” basis. The completion of the purchase and sale of the Preferred Units (the “Closing”) shall take place at a place and time to be specified by the Company in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Procedure. Prior to the Closing Date (as defined below), the Investor will:

(a)	Subscription Agreement. Complete and execute this Subscription Agreement and deliver it to the Escrow Agent at the address set forth below for forwarding to the Company:

[Escrow Agent]

___________________

___________________

___________________

Attn:

T: (___) ________

F.: (___) ________

(b)	Delivery of Purchase Price. Deliver funds in an amount equal to the Purchase Price multiplied by the number of Preferred Units to which such Investor has subscribed to the Escrow Agent by:

(i)     Wire Transfer:

[Escrow Agent]

_________________

_________________

ABA No.:

Account No.:

(ii)   Certified  Check:

make certified payable to: “________, as Escrow Agent for Modular Medical, Inc.” and forward to:

[Escrow Agent]

________________

________________

________________

Attn: ____________

T: (__) _________

F.: (__) _________

3.	Closing Date; Termination Date.

(a)    As set forth in the Prospectus, the Preferred Units are being offered by the Company for a period that will commence on the date of the Prospectus and terminate on the first to occur of (i) the date all of the Preferred Units have been fully subscribed for, (ii) ____ __, 2020, or (iii) when the Company so determines, in its sole discretion, without notice (“Termination Date”). No further subscriptions for the Preferred Units will be accepted by the Company after the Termination Date. There is no minimum dollar amount or number of Preferred Units that must be sold to effectuate [the closing] [an initial or any subsequent closing] of the Offering and all proceeds from subscribers of Preferred Units will be retained by the Company.

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(b)   At the time of Closing, at the direction of the Company, the Escrow Agent will release the balance of the Escrow Account for collection by the Company as provided in the Escrow Agreement and the Company shall deliver to the Investor the Purchased Securities being purchased on the Closing Date, through the facilities of DTC, and such Purchased Securities shall be registered in the names of the Investors in the denominations set forth in the Subscription Agreements. The Shares and the Warrants included in the Preferred Units will be immediately separable upon delivery. The date on which the Escrow Agent releases the balance of the Escrow Account for collection by the Company against delivery of the Preferred Units to the Investors as described above, is hereinafter referred to as the “Closing Date.”

4.     Return of Funds. Upon the occurrence of the Termination Date, the Escrow Agent will promptly return the funds to the Investors without interest or deduction.

5.     Investor Representations.

(a)	The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the final prospectus in connection with the Registration Statement pursuant to Rule 424(b) of the Securities Act, prior to or in connection with the receipt of this Subscription Agreement.
(b)	The Investor represents that it understands and hereby acknowledges that the Investor’s subscription for the Preferred Units indicated on the Signature Page hereto may be accepted or rejected in whole or in part by the Company, for any reason or no reason, and in its sole and absolute discretion.
(c)	The Investor represents that (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an Associated Person (as such term is defined under the FINRA’s NASD Membership and Registration Rules Section 1011) as of the Closing, and (iii) neither the Investor nor any group of Investors (as such term is used in Rule 13d-5 under the Exchange Act (as defined below)) of which the Investor is a part in connection with the Offering, has acquired, or obtained the right to acquire, 10% or more of the common stock of the Company (or securities convertible into or exchangeable or exercisable for common stock of the Company) or the voting power of the Company on a post-transaction basis.

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6.     Acceptance. No offer by the Investor to buy Preferred Units will be accepted and no part of the Purchase Price will be delivered to the Company until the Company has accepted such offer, or a portion thereof, by countersigning a copy of this Subscription Agreement and delivering a fully-executed version of this Subscription Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to such execution and delivery by the Company. If the Company rejects a subscription, or a portion thereof, for the Preferred Units, the deposited Purchase Price for the rejected subscription, or a portion thereof as the case may be, shall be returned by the Escrow Agent to the Investor, without interest thereon or deduction therefrom.

7.     Company Confirmation. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s signed counterpart to this Subscription Agreement, together with the Prospectus (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of the Preferred Units to such Investor.

8.     Not a Firm Commitment Offering. The Investor acknowledges that the Offering is being conducted on a “reasonable best efforts” basis and is not being underwritten on a “firm commitment” basis. The Company, however, receives the right to pay broker/dealers (“Selling Agents”) up to 8.0% of the purchase price paid by any Purchasers in this Offering that was introduced to the Company by the Selling Agents.

9.     Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be mailed (registered or certified mail, return receipt requested), personally delivered or sent by facsimile transmission and confirmed, or by electronic transmission via PDF, and shall be deemed given when so delivered or faxed and confirmed or transmitted or if mailed, two days after such mailing.

If to the Escrow Agent:

[Escrow Agent].

_________________

_________________

_________________

Attn: _____________

If to the Company:

Modular Medical, Inc.

16772 W. Bernardo Drive

San Diego, California 92127

Attn: Chief Executive Officer

contracts@modular-medical.com

With a copy (which shall not constitute notice) to:

Gusrae Kaplan Nusbaum PLLC

120 Wall Street, 25th Floor

New York, New York 10005

Attn: Lawrence G. Nusbaum

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10.   Changes. This Subscription Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

11.   Headings. The headings of the various sections of this Subscription Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Subscription Agreement.

12.   Severability. In case any provision contained in this Subscription Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

13.   Governing Law. This Subscription Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Subscription Agreement and any other this Subscription Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Subscription Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

14.   Counterparts. This Subscription Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Investor has executed this Subscription Agreement as of the date written below.

Issuer:	Modular Medical, Inc.

Purchase Price :	$

Number of Preferred Units being Purchased by Investor:

Total Purchase Price (Number of Preferred Units multiplied by Purchase Price):	$

INVESTOR:	CO-INVESTOR (if any):

Name of Investor	Name of Co-Investor, if applicable

Signature of Investor	Signature of Co-Investor, if applicable

Social Security Number (SSN) or Fed Tax ID (EIN)	Social Security Number (SSN) or Fed Tax ID (EIN)

Date:	Date:

The Preferred Unis subscribed for hereby are being purchased as follows:

(Check One)

         individually

         joint tenants

         joint tenants with right of survivorship

         tenants in common

         partnership

         limited liability company

            as custodian, trustee or agent for

                                                         corporation

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Investor’s Name and	Co-Investor’s Name and Business
Business Address (please print or type)	Address (please print or type):
Phone Number/Email address	Phone Number/Email Address

Investor’s Residence Address	Co-Investor’s Residence Address
(please print or type):	(please print or type):

The foregoing Subscription is hereby accepted.

MODULAR MEDICAL, INC.

By:
Name: Paul DiPerna

Title: Chairman, Chief Executive

Officer, Chief Financial Officer,

Secretary and Treasurer
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